UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Event Type: Business Update Call (Raw version)

Date: 2022-10-25

Company: Canopy Growth Corp.

Ticker: WEED-CA

COMPANY PARTICIPANTS

Tyler Burns—Canopy Growth Corp., Director, Investor Relations

David Eric Klein—Canopy Growth Corp., Chief Executive Officer & Director

Judy Hong—Canopy Growth Corp., Chief Financial Officer

OTHER PARTICIPANTS

Vivien Azer—Analyst

Tamy Chen—Analyst

Douglas Miehm—Analyst

Andrew Carter—Analyst

Matt Bottomley—Analyst

Pablo Zuanic—Analyst

Michael S. Lavery—Analyst

Aaron Grey—Analyst

Glenn G. Mattson—Analyst

Bill Kirk—Analyst

MANAGEMENT DISCUSSION SECTION

[Technical Difficulty] (00:00:12-00:00:31)

Tyler Burns

Good morning. Thank you all for joining us. On our call today, we have Canopy Growth Chief Executive Officer, David Klein; Chief Financial Officer, Judy Hong. Before financial markets open today, Canopy issued a news release announcing our strategy for fast entry into the US cannabis market. The news release is available on our website under the Investors tab and will be filed on EDGAR and SEDAR. We’ve also posted a supplemental presentation on our website.

Before we begin, I would like to remind you that our discussions during this call will include forward-looking statements that are based on management’s current views and assumptions. And that this discussion is qualified in its entirety by the cautionary note regarding forward-looking statements included at the end of this morning’s press release. Please review today’s release and Canopy’s reports filed with the SEC and SEDAR for various factors that could cause actual results to differ materially from projections.

Following prepared remarks by David and Judy, we will conduct a question-and-answer session during which we will take questions from analysts. To ensure that we get to as many questions as possible, we ask analysts to limit themselves to one question. And another note, please be advised that all financial figures discussed during this care expressed in US dollars. With that, I’ll turn the call over to David. David. Please go ahead.

David Eric Klein

Thank you, Tyler. Good morning, everyone, and thank you for joining the call on such short notice. We’re thrilled to be announcing today an exciting new strategy that will fast track our entry into an expected $50 billion US cannabis market by 2026, undoubtedly the largest and most important cannabis market in the world. As you know, over the past few years, we’ve been diligently laying the groundwork for brand leadership in the US market through a series of strategic investments. We built an ecosystem comprised of high-quality premium brands with unique positioning in the fastest growing segments to provide turnkey entry to the US market at the appropriate time. Today, that time has arrived. Two thirds of US consumers currently have access to legal cannabis, and we recognize that Canopy needs to be a major player in that market. As state legalization trends continue at a fever pace and our strategic assets in the US are poised to scale across a broad national footprint, this is the opportune time to take our future into our own hands. To that end, we’ve created a permissible structure under US federal law that will enable us to bring together some of the most innovative brands in the industry under one roof, Canopy USA, to create a leading, premium focused brand powerhouse that is uniquely positioned in the fastest growing cannabis categories.

Our goal has always been that our US assets would someday operate as one company. That’s what Canopy USA effectively enables us to do. This is a transformative step in our journey to become a leading premium branded cannabis company in North America.

A key component to this is our agreement with Acreage and I’m pleased to share that today we announced that Canopy USA will acquire all outstanding floating shares which paves the way for Canopy USA to trigger our rights on the fixed shares and to own 100% of Acreage versus the 70% we previously agreed to acquire. Canopy USA also intends to trigger our ownership stakes in Wana and Jetty. Altogether, we expect Canopy USA to be a leading cannabis company in North America by revenue and to drive profitability through relentless pursuit of revenue growth and cost synergies.

Now I’d like to spend a few minutes on why we’re so excited about the differentiated US ecosystem we’ve built. Acreage is a leading diversified vertically integrated cannabis operator from cultivation to retail. Acreage’s main operations are in densely populated northeastern states including New York and New Jersey where they recently began retail operations for adult use. Acreage brings a portfolio of premium brands with both national and regional popularity, particularly its well-known retail brand The Botanist.

Jetty is a leading cannabis brand in California that has pioneered solventless in live resin vape technology. As I noted on our last earnings call, we are actively working to bring Jetty’s unique innovation to the Canadian market, underscoring our confidence in the power and popularity of their vape technology. Jetty represents a critical foothold in California which is the largest THC market in the US and Jetty is primed to scale its brand nationwide. Wana is the leading edibles brand in North America and holds the number one market share position for gummies in Canada and is building a dominant position in one of the fastest growing cannabis segments, which continues to serve as a primary entry point for new consumers. Wana operates on a vertically integrated basis in Colorado and through a rapidly growing licensing division across 13 additional states. Their products are consistently recognized for their quality, potency and offerings that target specific need states. Canopy USA will boast an impressive national footprint with a strong presence in densely populated markets poised for significant growth. Canopy USA will initially operate in 21 states and in Puerto Rico, spanning both mature markets across the country as well as rapidly developing adult use markets. It will have access to more than 2,100 points of retail distribution and more than 485,000 square feet of production capacity.

We expect Canopy USA to replicate these brands’ success in California and Colorado across the high growth markets in the Northeast, such as New York and New Jersey. Additionally, given the brands under the Canopy USA umbrella, Canopy USA is expected to collaborate with existing single state and multi-state operators to help build a stable and sustainable cannabis market across the US. This footprint is expected to enable Canopy USA to accelerate market expansion as key states across the country continue to allow adult use cannabis. Finally, Canopy USA will advance an asset light business model that we expect to serve as a crucial driver of profitable growth. Through Wana and Jetty’s scalable sales approach and prudent capital deployment, we believe these US THC brands can achieve sustainable expansion both across geographies as well as within existing markets.

Canopy USA is expected to have an effective balance of owned and outsourced production capacity to match market dynamics and will seek to leverage a network of third-party producers to scale appropriately. An expertise in licensing will facilitate scalability, particularly through expansion of Wana’s licensing footprint. In short, our US ecosystem is expected to provide a strong foundation for market leadership and profitable growth and an attractive near and long-term value proposition for our investors. At the same time, we recognize our US assets, which currently operate independently with minimal collaboration, can achieve significantly more value by working together. There are considerable capabilities that can be leveraged and synergies that can be achieved by uniting them under one entity, leveraging their premium experiences, industry leading IP, efficient production and routes to market to turbocharge the growth of each brand.

By uniting these brands under common ownership, we expect them to utilize the very best of each other’s capabilities to unlock expansion opportunities while accelerating growth and profitability. Our ability to execute this strategy revolves around this structure and a deliberate plan that requires that we introduce a new class of exchangeable shares in the capital of Canopy Growth. The creation of these exchangeable shares will provide shareholders the opportunity to self-assess their level of comfort with Canopy’s exposure to the US market. Today we’re filing a preliminary proxy statement in support of an upcoming special shareholder meeting during which shareholders will be asked to approve the new share class. As our largest shareholder, Constellation Brands has informed us of their intent to convert into exchangeable shares upon approval of the share class, which will ensure that they remain our largest shareholder over the long term.

Now, I’d like to hand the call to Judy to cover the financial benefits and the deliberate and highly structured process we’re undertaking over the next several months to take ownership of these assets.

Judy Hong

Thank you, David, and good morning, everyone. We see the strategy that David outlined as enabling us to highlight the value of Canopy USA to public markets as well as to capitalize on substantial financial benefits as we drive operational excellence and nationwide growth. With the creation of Canopy USA, a new US domiciled holding company, we have assigned ownership of all of our US cannabis investments to Canopy USA. It’s important to note that Canopy USA will hold these assets, not Canopy Growth. Canopy holds non-voting exchangeable shares in Canopy USA, which creates a ring-fence structure between Canopy and the holding company.

We entered into a protection agreement with Canopy USA in order to preserve the value of the non-voting shares until Canopy is able to take control of Canopy USA. Should Canopy shareholders vote in favor of the proposal, Canopy USA is expected to exercise the rights to acquire Acreage, Jetty and Wana over the next few months and dramatically transform Canopy’s cannabis revenue mix towards the US cannabis market. Under a new structure, Canopy USA’s financial performance will be consolidated into Canopy’s financial statements. As a result, it is expected that nearly half of Canopy’s consolidated revenues would come from the US THC market.

In fact, Acreage is expected to represent more than 75% of total US cannabis revenue. On a trailing 12 month basis as of June 30, 2022, Acreage reported approximately $224 million in revenue and $34 million in adjusted EBITDA. Integrating these US assets under one holding company is also expected to drive material revenue growth opportunities. As David mentioned, we see significant expansion potential to leverage the popularity of these brands among consumers in mature markets, as well as to replicate Wana’s asset light model to introduce Canopy USA brands to consumers in new markets. We also intend to achieve meaningful cost synergies through the integration process, including the elimination of Acreage public company cost upon close of the transaction. Over time, Canopy USA is expected to become a core and visible pillar of Canopy’s value proposition and we believe that Canopy’s growth outlook will be enhanced by the growth potential of Canopy USA as a portfolio. Importantly, once Canopy USA closes the acquisition of Acreage, Jetty and Wana, and as we continue to improve our focus in our Canadian cannabis business, we expect Canopy’s global cannabis business to be profitable on a consolidated adjusted EBITDA basis. This morning we also announced a new arrangement agreement to acquire all of Acreage’s outstanding floating shares on the basis of 0.45 of a common share of Canopy in exchange for each floating shares held. Our acquisition of Acreage’s floating shares will be subject to a vote approval by their shareholders, which we anticipate will take place in early calendar 2023. We expect the Jetty and Wana acquisitions will take place in early calendar 2023. We expect the Jetty and Wana acquisitions to be completed in the first half of calendar year 2023 and the Acreage acquisition to close in late calendar year 2023. Each of these acquisitions, as well as the approval of our proxy statement, are subject to regulatory approval. In conjunction with our Canopy USA announcement, I’m also pleased to announce two major steps that we’re taking to improve our balance sheet and reduce cash interest expenses. First, we have entered into an agreement with certain of our lenders, under which Canopy will tender a $187.5 million of the outstanding term loan at a discounted price of a $930 per $1,000. In addition, following the creation of the exchangeable shares, we intend to negotiate an exchange agreement with affiliates of Constellation to purchase for Constellation up to CAD $100 million principal amount of our senior notes due July 23 in exchange for exchangeable shares.

Taken together, we expect to reduce our overall debt position by 27%, and we expect to lower our annualized interest expenses by approximately $26 million. These actions demonstrate our commitment to further enhance the strength and financial flexibility of our balance sheet and reduce our cash burn while still allowing us to continue to pursue growth investments and other strategic initiatives. All of the elements of this plan are deliberately intended to be highly compelling for shareholders who are expected to benefit from near-term value creation and in the long-term from exposure to the US THC market amid rapid state level legalization across the US and growing popularity for the categories where our brands are leaders.

Operator, David and I are now happy to take questions from the analysts.

QUESTION AND ANSWER SECTION

[Technical Difficulty] (00:15:54-00:16:35)

Answer – Unidentified speaker: Operator, we can’t hear you well.

Operator

Our first question comes from Vivien Azer of Cowen. Please go ahead.

Analyst: Vivien Azer

Question – Vivien Azer: Hi. Thank you. Good morning and congratulations on this announcement. David, since you took over as CEO, clearly you’ve been working diligently to create this portfolio of assets. I am curious though if you could kind of speak to what informed the timing, whether there was input from your largest US shareholder and whether the midterm elections is playing any role in informing your thinking around this? Thank you.

Answer – David Eric Klein : Yeah. Thanks, Vivien. It was a combination, probably of all of the above. We needed to get some of the assets in in place, meaning the Jetty transaction closed earlier this year. We then have spent a lot of time with Constellation talking with them about how we can create the appropriate flexibility to drive future growth. And after a lot of diligent research kind of landed on this structure, which we think is pretty exciting because it allows us to merge the assets in a way where they can extract synergies by working together. Vivien, I think it gives us a bit of a head start on any sort of regulatory reform that would come through because of course, if we wait for regulatory reform and then we take these steps, we would then still require licensing transfers and regulatory approvals and so forth. So we think the timing is just right. And from the context of the right activity set with Constellation, with our brand companies, portfolio companies, as well as kind of aligning with the federal regulatory sentiment at this point.

Operator

Thank you. The next question comes from Tamy Chen of BMO Capital Markets. Please go ahead.

Analyst: Tamy Chen

Question – Tamy Chen: Hi. Good morning. Thanks for taking my question. So I just wanted to clarify my understanding of the structure. So Canopy USA will be consolidated with Canopy’s financial statements. Did I hear that correctly? And just around the structure itself, I guess I’m just wondering, so Canopy will still have essentially non-participating shares in USA. So like how did that work in terms of if USA needs funding going forward, it doesn’t sound like Canopy can do that, yet you can consolidate the results on your financials, so I’m a bit confused on that? And like what would be the next I guess triggering step for these – for Canopy’s non-participating shares to then convert into common shares in USA? Thank you.

Answer – Judy Hong: So hey Tamy, yeah, I’ll try to take the questions in order. So first, as it relates to consolidation, you’re correct that once we closed on the transactions of Wana, Jetty and Acreage, that those financials will be consolidated into the Canopy Growth financials. This is really to conform to US GAAP requirements. So that’s number one. Number two, in terms of the structure in place, you’re right in that it is a ring-fenced structure where Canopy Growth has non-voting shares of Canopy USA and Canopy USA is the holding company that own the three portfolio of our US businesses. Now, keep in mind, number one, we both already said that these companies are profitable [on an adjusted EBITDA basis]1 and you can see in Acreage’s financial statements. We’ve also said that in the past as relates to Wana and Jetty, that those companies are profitable as well. So I think that’s number one.

Number two, I think this we also talked about David’s comments and in my comments that we expect revenue synergies and cost synergies from these businesses. So we actually think that their financial profile as Canopy USA will be enhanced through combining these three assets under one holding company umbrella. And then I think from a Canopy Growth perspective, it also streamlines some of the investment and the resources that have been allocated to Canopy – the efforts to really advance our US THC strategy. So I think that’s also positive from a Canopy Growth perspective. And we think over time that that really the highlighting value of the Canopy USA will also allow us to potentially lower the cost of capital for Canopy Growth and really to make sure that we are optimizing our value of our US THC investments in the best way we can.

Answer – David Eric Klein: And I would I would just build Judy on that in terms of the next trigger step. I think one of the important components that comes out of this is creating a bit of a ring-fence for Constellation to provide them the security that they’re looking for, which will allow us the flexibility to take a more aggressive view as to when we could take out the Canopy USA ring-fence that Judy described.

Operator

Thank you. The next question comes from Douglas Miehm of RBC Capital Markets. Please go ahead.

Analyst: Douglas Miehm

Question – Douglas Miehm: Yeah. Good morning. I guess, you know, you know, there’s a lot going on in this transaction and perhaps what you could do is a couple of things. Number one, talk about the current shares outstanding, the common shares you got today, and how many common shares there will be today and then post the transaction, how many of those would be exchangeable and how much total debt there will be?

[1]	These words were inadvertently omitted.

And then secondly, just who’s going to be running Canopy USA at the end of the day? Is it going to be you, David, and all the Canadian operatives, or are you going to have a bunch of people running that? Or is it just essentially a paper company? Thank you.

Answer – Judy Hong: Hey, Todd. So I’ll take the first question and then turn it over to David. So in terms of the share count. So when you look at our current share count, we have approximately 480 million shares outstanding. We intend to, through a negotiation with Constellation, exchange their remaining 100 million notes into exchangeable shares. Obviously, we’ve got Acreage floating share arrangement that we’ve announced this morning, as well as the fixed share arrangement that we have previously announced that we are that Canopy USA will also be triggering and there are additional in the press release, additional transactions that will essentially issue more shares as part of the transaction. So altogether, I would say approximately at current share price, because some of this is going to depend on our share price at the time of closing. But at current share price, it’s approximately 110 million shares that will be issued as part of the transaction. In terms of the debt, you know, obviously the transactions that we announced at the Canopy Growth level to reduce both the convertible notes from CTI outstanding convertible notes as well as the term loan that we have in place will actually reduce our total debt amount even with the inclusion of the debt that we would essentially be acquiring as part of the Acreage transaction.

Answer – David Eric Klein: And then in terms of actually, maybe just to build on that commentary a little bit, the number of exchangeable shares versus common will be dependent upon the level of uptake we have on exchangeable shares because we’re offering exchangeable shares to anyone who wishes to participate in the class. And as we said in our prepared comments, Constellation has indicated their intent to participate in that class of exchangeable shares. Canopy USA will be run by a board of managers that this detail will be in the proxy that gets released later today, but will be – will consist of myself and a third party investor into Canopy USA, Nancy Whiteman, who is the Founder and CEO of Wana, as well as another Canopy appointee, which we haven’t named yet. So it’ll be run by an independent board, but it will include people who are already involved in the businesses, so that we can get the most value out of the businesses as quickly as possible.

Operator

Thank you. The next question comes from Andrew Carter of Stifel. Please go ahead.

Analyst: Andrew Carter

Question – Andrew Carter: Okay. Hey, thanks. So asking on Canopy USA to be clear here, this is ringfenced, but you just said you’re going to be one of the board of the managers. So I just kind of just want to be clear there, what kind of oversight and control here do you have? The second thing I would ask within the 110 million shares are your terms to exercise your agreements with Wana and Jetty both finalized? Those, of course, won’t want to disclose what the final were. And the final one, given the investor rights agreement with Constellation do their board seats go away with this? Thanks.

Answer – David Eric Klein: Yeah. So the way the board of managers is structured, as I outlined, we do not have control. Canopy does not have control of that board. It’s an independent board of managers. So to answer your first question, and I’ll also take on the board seats from Constellation when Constellation converts into exchangeable shares, and assuming that they do, they have they would require that their board members, their appointees to the board would resign at that point in time.

Answer – Judy Hong: And Andrew the share count that I mentioned does include the remaining option exercise of Wana as well as Jetty.

Operator

Thank you. The next question comes from Matt Bottomley of Canaccord Genuity. Please go ahead.

Analyst: Matt Bottomley

Question – Matt Bottomley: Good morning, everyone. Congrats on the announcement this morning. I just wanted to get a little more color on your level of visibility on some of the hurdles for closing when it comes to regulatory approval. You know, the states weighing in with licenses changing hands and then specifically on the exchanges themselves. So in Toronto, the TSX, and then also the Nasdaq, like is this something that has been blessed on their side? I know that, you know, everything’s being ringfenced, but there is obviously the consolidation of revenues, some kind of de facto control, it looks like, in terms of visibility on what’s happening there. So I’m just curious, on your level of confidence on those approvals and what sort of was baked into your expected timing there?

Answer – David Eric Klein: Yeah. So I’ll start with timing. First of all, I think the longest pole in the tent will be related to regulatory licenses, state level regulatory licenses transferring over, and as we’ve seen from other transactions that can take many months to get completed. From an HSR standpoint, the Acreage, the Acreage transaction has already been cleared. That was cleared several weeks ago.

And, you know, there’s always risk as we try to navigate the very complicated rules around cannabis. But everything that we’re doing here is intended to ensure that we comply with all federal laws and regulations.

Answer – Judy Hong: And that I’ll just add from a shareholder approval standpoint. So from our shareholder vote, Constellation has already expressed their support for the exchangeable share creation. So number one, you know, obviously, we need Acreage shareholder vote for the floating transaction that we think will take place in early part of calendar 2023. We expect just given the scope of the transactions that Jetty and Wana transactions were closed earlier than the Acreage transaction. So I think we’ve outlined that timing from that perspective. So you know, obviously a lot of moving parts, but certainly working to make sure that all of these processes are being followed diligently and deliberately as we go forward. And we’ll obviously give you guys updates on, any updates on all these process.

Analyst: Matt Bottomley

Question – Matt Bottomley: Appreciate that. And just, sorry, on the exchanges themselves, is it as simple as, you know, the statements subsequently on closing will be compliant with US GAAP and simple as that. Or is there any other considerations the exchanges might have with THC revenues being consolidated?

Answer – Judy Hong: So I would just say we’ve been communication with both exchanges and they obviously are aware of the structure and process that we’ve announced this morning and we’ll continue to work with them to really support compliance with their rules and regulations. And as we have more details, we’ll certainly share that with you.

Analyst: Matt Bottomley Question – Matt Bottomley: Okay. Thanks, guys.

Operator

Thank you. The next question comes from Pablo Zuanic of Cantor Fitzgerald. Please go ahead.

Analyst: Pablo Zuanic

Question – Pablo Zuanic: Thank you and congratulations on the transaction, David. I want to try to ask this question. Maybe it’s a two or three part question, but in terms of the timing, if you knew for a fact that you’re going to get SAFE plus with a listing, you know, by December, would you be doing this? That’s the first question, if I may, because they are related, I will ask other related questions. Will it make sense at some point to list Canopy USA in the CSE and encourage trade over the counter in the US? And the third one and last, while you wait for the Acreage transaction to close, even until the end of the second half of 24, which would be more than a year, could you still be doing other deals in the US or would you have to wait for the transaction to close? Thanks.

Answer – David Eric Klein: Yeah. So I’ll try to try to hit those. Pablo, so look, we, we still support all of the regulatory reforms that, that that have been discussed and continue to be worked in Washington. What I would say is that the creating the exchangeable shares for Canopy Growth that Constellation can move into provides them, meaning Constellation, with the security that they need, which would allow us as I said, to maybe take a more aggressive stance on which of the regulatory, you know, which of the regulatory programs on offer, would allow us to step into the US directly. And so what we’re doing here, irrespective of the timing of SAFE Banking and those other items that you mentioned, is creating a secure structure for Constellation and other investors who may wish to participate.

Secondly, on the point of listing, Canopy USA on the CSE, that’s an interesting concept. But right now we have a series of businesses that are profitable [on an adjusted EBITDA basis]2 and growing and the entity itself is and will be well-capitalized. And so no immediate thoughts on listing on the CSE and then we’ll continue to look to build out our branded portfolio of offerings in the US to further our strategy. And we don’t need to wait for the Acreage transaction to close in order for that to happen.

Answer – Judy Hong: And Pablo, I would just add, any kind of regulatory progress going forward, it’s all upside to us. I think the point is that we’re really trying to control our own destiny. Obviously, many of us have tried to predict the timing of various regulatory actions that could potentially come up. And this is really about Canopy Growth taking into our own hands, the future and our destiny into our own hands. And so, I would think any kind of progress that we get would really be an upside to us going forward.

Operator

Thank you. The next question comes from Michael Lavery of Piper Sandler. Please go ahead.

[2]	These words were inadvertently omitted.

Analyst: Michael S. Lavery

Question – Michael S. Lavery: Thank you. Good morning. Just maybe at the risk of sounding or being slow to keep up, I want to come back to the structure for a minute and maybe two parts of it. Can you just help me understand between the two ring-fences how the Canopy USA earnings can flow up to Canopy Growth, but the Constellation ring-fence prevents that from happening for them. It sounds like maybe there’s a distinction there that I haven’t grasped. but, a little bit related to that, can you also just maybe be more clear what’s changing today, say, with respect to Acreage and Wana and Jetty. Excuse me. I know those have been sort of conditional deals, now it’s called exchangeable. But it sounds like the net result is the same thing from a listing perspective that you were trying to avoid. Can you maybe just help me understand what’s changed there that allows it today?

Answer – Judy Hong: So Michael, on your first question, the consolidation of Canopy USA into Canopy Growth is really to conform to US GAAP where essentially the, even through exchangeable share structure, the ownership of Canopy USA through Canopy Growth is just what is triggering the auditor to essentially say we need to consolidate into Canopy Growth financials. So that’s number one. And then, you know, and I think, frankly, from our perspective, we’ve always talked about our inability to highlight the value of our US THC businesses so from our perspective, the fact that in the past, all of the cash has left the door for the investments that we have made in the US and now the ability to really consolidate the financials of the US companies and through Canopy Growth, we think actually it’s a positive development. And then I’ll turn over to David to address the second question.

Answer – David Eric Klein: Yeah. And you know, to even build on that one. Also, when you look at the Canopy USA entities itself, from an exchangeable share standpoint, Canopy Growth owns, through non-voting nonparticipating shares, but owns the vast majority of Canopy USA, right. So that’s probably a difference between Canopy growth and CBI treatment. I think the way to think about the businesses as you put them together, what’s different is we’re really merging Acreage, Wana and Jetty into one entity that can extract synergies, as Judy outlined from a cost standpoint, that can create revenue synergies across geographies, that can create innovation synergies between the brands and just drive additional opportunities for growth as more states open for adult use across the US. So I really think of, what’s different today than yesterday is that – these businesses will be merged together and they will over time function as one company.

Operator

Thank you. The next question comes from Aaron Grey with Alliance Global Partners. Please go ahead.

Analyst: Aaron Grey

Question – Aaron Grey: Good morning. Thank you for the question and congrats on the transaction. So the question I have, I want to talk about some of the branding, national footprint that you’ve mentioned before, utilizing an asset light model. But you just said in another question before you might look to add to that branded portfolio. So I was really curious to know how you think about how flower might fit within that. And I know with Acreage, you have that within the Northeast. But I just want to know in terms of how you’re thinking about flower fitting in the portfolio and particularly, how are you utilizing an asset light model, something that hasn’t really been done for a lot of the bigger operators in the US and obviously, given flower is such a big share of the market both in Canada as well as within the US, I want to know how that fits within your portfolio? Thanks.

Answer – David Eric Klein: Yeah. So, look, flower is the component, the largest component. And so it’s a component that you ultimately need to play in. And if we look at our experience in Canada, the best approach I think is to create high, you know, produce high-quality flower with the right THC level. And recently that’s been a higher and higher THC level, but with the right THC level, the right terpene profile and other attributes that consumers enjoy when they when they consume flower. And so I think it’s to get that the proper genetics aligned with the with the brands in the portfolio.

And then you don’t necessarily have to own all of the grow footprint. And I think that’s something as I said, we learned in Canada, there are a lot of really high-quality growers out there in the US, in the various US markets, as well as in Canada. And, you know, we would look to take advantage of that as opposed to always building out the assets ourselves. And we know that cannabis companies in the US, as well as Canada, have been in some regards, felt forced to build grow facilities as the market opens because there just simply isn’t availability of supply. But we’ve also seen in virtually every market it isn’t too long before there is an abundance of supply and then we have price compression. So, our intent is to simply avoid that cycle and look for partners as we grow our business in the US.

Operator

Thank you. The next question comes from Glenn Mattson of Lautenberg Thurman. Please go ahead.

Analyst: Glenn G. Mattson

Question – Glenn G. Mattson: Two questions. Thanks for taking them. First is on just on Acreage. Can you give us some sense on your comfort level that the floating shareholders will approve? And if they weren’t to approve, like what happens on that side of the transaction, would you walk away from Acreage completely? Or just some sense around that for the first one.

Answer – David Eric Klein: Yeah. So we have first of all think that we offered a fair transaction for the Acreage shareholders while we retain our right to buy or to trigger 70% ownership of 70% of the company. And so, you know, we feel that it’s a good economic outcome for the holders of the floating shares in Acreage. And if anything else, we offer liquidity to those shareholders in a way that doesn’t exist today. And of course, Acreage is having their own call, I believe it’s at 10 AM this morning, to talk about the merits of the transaction as well. So we think that the floating—owners of the floating shares in Acreage should be very supportive of the offer transaction. We also have support agreements from certain members of the board and holders of floating shares in Acreage which helps give us comfort that will ultimately be approved upon vote, the shareholder vote in January.

Operator

Thank you. The next question comes from Bill Kirk of MKM Partners. Please go ahead.

Analyst: Bill Kirk

Question – Bill Kirk: Hey. Thank you. So there’s some language about guardrails at Canopy USA that to preserve your value, I guess what are those guardrails and what can they do at Canopy USA, what can’t they do? And I think that would be helpful.

Answer – David Eric Klein: It’s the guardrails we’re referencing are really related to protection of our economic interests. Canopy’s economic interest in Canopy USA such that the board of managers at Canopy USA are restricted from some of the usual things like doing M&A without the approval of shareholders, disposing of assets, issuing of debt in equity and those sorts of things. It truly is – it truly are protective measures to ensure that while we can’t control what happens at that asset, that we’re not damaged by the performance of that business.

Operator

Thank you. There are no further questions at this time. I would like to turn the call back to Mr. Klein for closing remarks.

David Eric Klein

So thanks again for joining us today. We believe this is a transformative moment for Canopy, and we believe we’re now positioned to deliver profitable growth and create value for our shareholders moving forward. As we advance through the process of bringing these assets under Canopy USA, there will be additional opportunities to highlight the strength of our platform, not only within Canopy USA, but across Canopy Growth.

I want to reiterate that as a company, we’re focused on our path to profitability and we see drivers of this path across our business. Notably our Storz & Bickel brand, which is the gold standard of vaporizers with 20 years of consecutive growth and innovation, is expected to leverage this announcement to drive distribution gains in the US as we launch exciting new NPD in the coming year. This also comes in an exciting time where BioSteel continues to see strong gains in distribution and sales velocity as they leverage our new partnership with the NHL.

And finally, we can expect to continue to evaluate opportunities to bring additional focus to our Canadian and international cannabis operations, as evidenced by our recent Canadian retail divestiture announcement. We look forward to sharing more details about how we plan to realize value in the near and long-term during our FY 2023 Q2 conference call, which is scheduled for November 9. Investor Relations will be available to answer additional questions. Have a great day.

Operator

Ladies and gentlemen, this does conclude the conference call for today. We ask that you please disconnect your lines and have a great day.